The supplemental financial information provided below should be read in conjunction with the audited financial statements and accompanying notes of PPL Corporation ("PPL") in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the "2016 10-K") and the disclosure relevant to the U.K. Regulated Segment under Item 7. Combined Management's Discussion and Analysis of Financial Condition and Results of Operations in the 2016 10-K.

The U.K. Regulated Segment consists of PPL Global, LLC which primarily includes Western Power Distribution plc's ("WPD") regulated electricity distribution operations, the results of hedging the translation of WPD's earnings from British pound sterling into U.S. dollars, and certain costs such as U.S. income taxes, administrative costs and allocated acquisition financing costs. The information presented below was prepared on the same basis as the information presented in the 2016 10-K.

Select Condensed Consolidated Financial Information - PPL's U.K. Regulated Segment
Unaudited

PPL's U.K. Regulated Segment
Condensed Consolidated Balance Sheets
At December 31,
(Millions of Dollars)

	2016	2015

Assets
Current Assets	$493	$1,051
Property, Plant & Equipment, net	10,823	12,177
Goodwill	2,398	2,888
Other Noncurrent Assets	823	553
Total Assets	$14,537	$16,669

Liabilities and Equity
Current Liabilities (including debt due within one year)	$1,353	$1,636
Long-term Debt	6,494	7,486
Deferred Credits and Other Noncurrent Liabilities	872	1,492
Equity	5,818	6,055
Total Liabilities and Equity	$14,537	$16,669

The spot rates of U.S. Dollar per British pound sterling used to translate the WPD Balance Sheet from British pound sterling to U.S. dollars were $1.25/£ and $1.51/£ as of December 31, 2016 and 2015, respectively. In 2016, changes in exchange rates resulted in a foreign currency translation loss of $1.1 billion, which primarily reflected a $2.1 billion decrease to PP&E and $490 million decrease to goodwill partially offset by a $1.3 billion decrease to long-term debt and a decrease of $208 million to other net liabilities.

PPL's U.K. Regulated Segment
Condensed Consolidated Statements of Cash Flows
For the Years Ended December 31,
(Millions of Dollars)

	2016	2015
Cash Flows From Operating Activities
Net Income	$1,246	$1,121
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	233	242
Unrealized (gains) losses on derivatives	15	(88)
Other	(50)	(15)
Changes in current assets and current liabilities	(127)	(66)
Other operating activities
Defined benefit plans - funding	(330)	(366)
Other	34	43
Net cash provided by (used in) operating activities	1,021	871
Cash Flows from Investing Activities
Expenditures for long-lived assets	(1,031)	(1,242)
Other	15	16
Net cash provided by (used in) investing activities	(1,016)	(1,226)
Cash Flows from Financing Activities
Net Distributions to PPL	(510)	(239)
Issuance of long-term debt	246	833
Retirement of long-term debt	(460)	-
Settlement of cross-currency swaps	46	-
Net increase (decrease) in short-term debt	254	(54)
Other	3	(7)
Net cash provided by (used in) financing activities	(421)	533
Effect of Exchange Rates on Cash and Cash Equivalents	(28)	(10)
Net Increase (Decrease) in Cash and Cash Equivalents	(444)	168
Cash and Cash Equivalents at Beginning of Period	457	289
Cash and Cash Equivalents at End of Period	$13	$457

Supplemental Disclosures of Cash Flow Information
Cash paid (received) during the period for:
Interest - net of amount capitalized	$364	$377
Income taxes - net	$61	$117
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at December 31,	$47	$62
Accrued expenditures for intangible assets at December 31,	$117	$55

PPL's U.K. Regulated Segment
Condensed Consolidated Statements of Income
For the Years Ended December 31,
(Millions of Dollars)

	2016[1]	2015[1]

Operating revenue	$2,207	$2,410
Other operation and maintenance	344	477
Depreciation	233	242
Taxes, other than income	135	148
Total operating expenses	712	867
Other Income (Expense) - net - WPD	13	11
Other Income (Expense) - net - Domestic[2]	373	112
Interest Expense	402	417
Income Taxes - Foreign	166	128
Income Taxes - Domestic	67	-
Net Income	1,246	1,121

Less: Special Items (expense) benefit			Income Statement Line Item
Foreign currency-related economic hedges, net of tax of $4 and ($30)[3]	$(8)	$55	Other Income (Expense) - net - Domestic
Settlement of foreign currency contracts, net of tax of ($108) and $0[4]	202	—	Other Income (Expense) - net - Domestic
WPD Midlands acquisition-related adjustments, net of tax of $0 and ($1)	—	2	Other operation and maintenance
Change in U.K. tax rate[5]	37	78	Income Taxes - Foreign
Settlement of certain income tax positions[6]	—	18	Income Taxes - Domestic
Total Special Items	231	153
Earnings from Ongoing Operations[7]	$1,015	$968

1 The average rates of U.S. Dollar per British pound sterling used to translate the WPD Statement of Income from British pound sterling to U.S. dollars were $1.45/£ and $1.57/£ as of December 31, 2016 and 2015, respectively.

2 "Other Income (Expense) - net - Domestic" is primarily comprised of the realized and unrealized hedging results from hedging the translation of WPD's earnings from British pound sterling into U.S. dollars.

3 Represents unrealized gains (losses) on contracts that economically hedge anticipated GBP-denominated earnings.

4 In 2016, PPL's U.K. Regulated Segment settled 2017 and 2018 foreign currency contracts. The settlement did not have a material impact on net income as the contracts were previously marked to fair value and recognized in "Other Income (Expense) - net - Domestic" on the Statement of Income. See Note 17 to the Financial Statements of the 2016 10-K for additional information.

5 The U.K. Finance Acts of 2016 and 2015 reduced the U.K.'s statutory income tax rate. As a result, PPL's U.K. Regulated Segment reduced its net deferred tax liability and recognized a deferred tax benefit in 2016 and 2015. See Note 5 to the Financial Statements of the 2016 10-K for additional information.

6 Relates to the 2015 settlement of the IRS audit for the tax years 1998-2011. See Note 5 to the Financial Statements of the 2016 10-K for additional information.

7 A non-GAAP financial measure that should not be considered as an alternative to net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management's view of PPL's earnings performance as another criterion in making investment decisions. In addition, PPL's management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.
     Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the effective tax rate of the entity where the activity is recorded. Special items generally include:

•	Unrealized gains or losses on foreign currency-related economic hedges (as discussed below).

•	Gains and losses on sales of assets not in the ordinary course of business.

•	Impairment charges.

•	Workforce reduction and other restructuring effects.

•	Acquisition and divestiture-related adjustments.

•	Other charges or credits that are, in management's view, non-recurring or otherwise not reflective of the company's ongoing operations.
     Unrealized gains or losses on foreign currency economic hedges include the changes in fair value of foreign currency contracts used to hedge GBP-denominated anticipated earnings. The changes in fair value of these contracts are recognized immediately within GAAP earnings. Management believes that excluding these amounts from Earnings from Ongoing Operations until settlement of the contracts provides a better matching of the financial impacts of those contracts with the economic value of PPL's underlying hedged earnings.